SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2005

RURAL CELLULAR CORPORATION

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or other Jurisdiction of Incorporation)

0-27416	41-1693295

(Commission File Number)	(IRS Employer Identification No.)

3905 Dakota Street S.W.,
Alexandria, Minnesota	56308

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(320) 762-2000

Former Name or Former Address, if Changed Since Last Report

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
SIGNATURES

Item 1.02. Termination of a Material Definitive Agreement.

Effective on June 28, 2005, the Customer Relationship Management and Billing Managed Services Agreement dated February 5, 2004 (the “Agreement”), between Rural Cellular Corporation (“RCC” or the “Company”) and Amdocs Software Systems Limited (the “Vendor”) was mutually terminated.

The termination was based upon the Company’s decision that the proposed systems would not meet its requirements given that the Vendor’s focus has become more orientated to national wireless providers. Under these circumstances, it was determined that the systems would not have been cost-effective to adapt and maintain over the long term.

Under the Agreement, the Vendor was to have adapted its proprietary systems for use by the Company, provide support services for the migration of the Company’s existing subscriber base to the Vendor’s systems, and provide ongoing services for the operation, support, and maintenance of the Vendor’s systems over an operating period of 7 years.

The Company’s GSM customers (approximately 75,000) have been served through a transitional Vendor system since earlier this year. The Company expects that current and new GSM customers will be serviced through this transitional system until another replacement billing system becomes available. There will be no further development or implementation of the Vendor billing system to serve the Company’s legacy or CDMA customers. The Company is currently evaluating alternative billing systems.

Reflecting the termination of the Agreement, RCC anticipates recording a charge to operations during the second quarter of 2005 of approximately $8.0 million, reflecting the write down of certain development costs previously capitalized. RCC did not incur early termination penalties.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RURAL CELLULAR CORPORATION
/s/ Richard P. Ekstrand
Richard P. Ekstrand
President and Chief Executive Officer

Date: July 1, 2005